EXHIBIT 4.1



55 Water Street, 45th Floor                      Frank A. Ciccotto, Jr.
New York, NY  10041                              Managing Director
Tel. 212-438-4417                                E-Business Services
Fax 212-438-7748
frank_ciccotto@
standardandpoors.com                                STANDARD & POOR'S
                                         A Division of The McGraw Hill Companies



                                  July 11, 2002


Van Kampen
1 Parkview Plaza
Oakbrook Terrace, IL 60181

The Bank of New York 101 Barclay Street, 17 West New York, New York 10286 Unit Investment Trust Dept.

            Re: Van Kampen Focus Portfolios, Taxable Income Series 11

Gentlemen:

     We have examined Registration Statement File No. 333-89932 for the above mentioned trust. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J. J. Kenny Co., Inc. is currently acting as the evaluator for the trusts. We hereby consent to the use in the Registration Statement of the references to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

         In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

         You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                                      Sincerely,


                                                           /s/ FRANK A. CICCOTTO
                                                                  Vice President